EXHIBIT 99


                                 NIKE, Inc.
                 First Quarter FY08 Earnings Conference Call
                            September 20, 2007


Operator: Good afternoon, everyone. Welcome to NIKE's Fiscal 2008 First Quarter Conference Call. For those of you who need to reference today's press release, you'll find it at, www.nikebiz.com. Leading today's call will be Pamela Catlett, Vice President of Investor Relations.

Before I turn the call over to Ms. Catlett, let me remind you that participants of this call will be making forward-looking statements based on current expectations, and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC, including Forms 8-K, 10-K and 10-Q.

Some forward-looking statements concern futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and "at once" orders, exchange rate fluctuations, order cancellations and discounts, which may vary significantly from quarter-to-quarter.

In addition, it's important to remember a significant portion of NIKE, Inc.'s business, including equipment; most of NIKE Retail, NIKE Golf, Converse, Cole Haan, NIKE Bauer Hockey, Hurley and Exeter Brands Group are not included in these futures numbers.

Finally, participants may discuss non-GAAP financial measures. A presentation of comparable GAAP measures and quantitative reconciliations can also be found at NIKE's website. This call may also include discussion of non-public financial and statistical information, which is also publicly available on that site, www.nikebiz.com.

Now, I'd like to turn the call over to Pam Catlett, Vice President of Investor Relations.

Pamela Catlett, Vice President, Investor Relations

Thank you. Good afternoon everyone and thank you for joining us today to discuss our first quarter results for fiscal 2008.

As the operator mentioned, we issued them about 30 minutes ago. And if you need to reference our results you can find our press release and the reconciliations between GAAP and non-GAAP reported items at www.nikebiz.com.

Joining us on today's call will be NIKE, Inc. CEO Mark Parker, followed by Charlie Denson, President of the NIKE Brand. And finally, you'll hear from our Chief Financial Officer Don Blair, who will give you an in-depth review of our financial results. Following their prepared remarks, we'll take your questions.

As for questions, we really would like to answer them, and presumably we successfully addressed the technical difficulties from last quarter, we'd like to allow as many of you to ask questions as possible in our allotted time. So, we would appreciate you limiting your questions to two. In the event you have additional questions that are not covered by others, please feel free to re-queue and we will do our best to come back to you. Thank you for your help with this.

Now, it's my pleasure to introduce NIKE, Inc. CEO, Mark Parker.


Mark Parker, President and Chief Executive Officer

Thanks Pam and welcome everybody to our first-quarter call. When I spoke at year-end, I opened with the news that revenue was up, earnings were up, futures were up, and every region was up. And we can say the same thing today as we close the first quarter of fiscal year '08.

Net revenue for the quarter was up 11%, that's 24 consecutive quarters of year-over-year revenue growth. For the quarter, we added 461 million of incremental revenue to reach $4.7 billion.

Global futures are up 10% on a constant dollar basis. And EPS grew 24% for the quarter, excluding our one-time tax benefit; and 51% with the benefit.

Q1 is another validation of the financial model we introduced in 2001 and that's to deliver high single-digit revenue growth and mid-teens EPS.

You'll hear more from Charlie and Don on the brand and financials in a moment, but first I want to tee up some topics that I know are important to all of us.

Over the last few months, we've seen some volatility in the global markets. It's a very dynamic environment - nothing we haven't seen before. NIKE has a track record of leading and growing through up and down market cycles by staying true to our strengths, and that's innovative products, relevant brands, and premium consumer experiences at retail. And we're well positioned to drive these strengths into the marketplace going forward.

I want to touch on two more competitive advantages that we have at NIKE that are particularly important today. First, we have a solid growth plan; a plan we created specifically to leverage our unique strengths as a brand and as a company. Our first step was realigning the company into key categories. We did that for three reasons: to get closer to the consumer; to create amazing experiences in the marketplace; and to grow the brand. We're tracking on all three, allowing us to compete at a yet higher level.

Our growth plan also of course calls for greater focus on key countries and regions that represents the greatest revenue potential. You'll hear from Charlie about how that focus is yielding positive results in Europe and Japan and in our largest market, the U.S., where we believe we still have enormous opportunities for growth.

Many categories and retail concepts are performing well in the U.S. market. Others are struggling right now. As we've said before, we see this as an opportunity for NIKE to lead the industry. Specifically, we remain committed to bringing great experiences to our consumers. We're doing that with our retail partners, and we're doing it with our new concepts in NIKE-owned retail, both in-store and online. And we're not backing off this for a minute.

And we have a second and I think even more powerful competitive advantage and that's the breadth and diversity of our portfolio of businesses, both within the brand and within the company. By developing a balanced portfolio of growth businesses, we continue to lead the industry and deliver profitable growth for our shareholders. At the Investor Meeting, last February, I mentioned that NIKE has unlimited opportunities, and at the same time we have limited resources. That's why we're always sharpening our focus, looking for ways to optimize our growth strategy.

The biggest example of that is our realignment into categories. We looked at every business, every function, every employee to maximize our potential for revenue and operational efficiency. Throughout our NIKE brand portfolio, we're focusing on things that can make NIKE a clear leader in the marketplace.

We're creating more innovative products, with a sharp focus on key items and concepts like NIKE+, Free, NIKE Sports Essentials, and NIKE Pro. We're accelerating our push of premium consumer experiences into retail, building destinations like House of Hoops and strengthening our connections online through customization and sports-based digital communities.

We're developing talent throughout the organization, building a deeper bench of global leaders to help drive growth in key categories and geographies. We're also committed to developing our portfolio of subsidiary brands to maximize the potential for future growth.

In Q1, these businesses contributed $629 million in revenue, up 12% over last year, and delivered $95 million in pre-tax income, up 30% on an apples-to-apples basis. And we believe there is a lot more growth to be had here.

To get after growth, we're investing in existing businesses like NIKE Golf, Cole Haan, Hurley and Converse, which delivered its best quarter in Q1. And we're looking at new businesses to add to the portfolio, whether we build them organically or acquire them. And in some cases, we are re-allocating resources to optimize our growth potential.

For example, we're evaluating our approach to serving value consumers including a strategic review of our Exeter Brands Group. We're also, as we announced today, exploring the sale of NIKE Bauer Hockey, a tough decision, but one we believe is in the best interest of NIKE and this great hockey company.

NIKE Bauer Hockey is a leader and an innovator in its sport, and has been a part of the NIKE family for 12 years. Over the last several years, the NIKE Bauer Hockey team has significantly strengthened the brand and the business, evidenced by the strong financial performance so far this year. But we're focused on investing our resources where we will achieve the greatest returns possible. And we're confident that this is the right choice for NIKE as we drive toward our long-term growth targets.

Can we do some things better? Of course. We will be better editors, really focusing on the consumer benefits that distinguish great products and consumer experiences. I mentioned online briefly, you're going to see some big changes in how we leverage NIKE into the digital world. And, of course, there are lots of concepts in the pipeline that I frankly wouldn't dream of talking about right now. You'll just have to wait on that.

So, I'll close by saying that there is a tremendous opportunity for NIKE. We are well on our way to reaching our goal of $23 billion by fiscal year '11. And I'm confident that you'll see what we see, as we move the industry forward.

Now, I'll turn it over to Charlie for an update on the NIKE Brand.

Charlie Denson, President, NIKE Brand

Thanks, Mark. Good afternoon everyone. I'm going to touch on some of the stories from around the regions. But first, I want to revisit the strengths that enable NIKE to compete at the highest level.

As Mark said, we have a clear growth plan. At the center of that plan is our category focus. We realigned the company based on consumers and how they live and play in the real world. Young athletes are focused on their sport of choice year-round and that's how we're connecting with them.

Our category focus helps us dive deeper to get better insights, and transform those insights into innovative product and concepts. This is not something NIKE has come into in the last 30 days. We've spent the last 14 months getting out in front of this enhanced relationship with the consumer, and it's given us a much sharper focus on how we prioritize the business. We're able to bring innovative product, brand strength, and premium experiences to every category, and that gives us tremendous flexibility in how we manage our portfolio of businesses around the world.

Let's take a look at Europe first, we invested a lot of time and discipline in the EMEA region, cleaning up the marketplace, reducing inventories, building category focus and it's creating the momentum we anticipated. Fundamentals are improving throughout the region.
Inventory is down, close-outs are down, and revenue is up.

Growth in our key categories made July a record month for revenue, and then August beat July. The growth was led by football or soccer, running sportswear and women's training. In fact, Q1 set a record for revenue across the region. And most of that growth came out of Western Europe. We're seeing a lot of product momentum, the big story in Europe right now is the T90 football boot, it is a tremendous success. And if you want to get a good sense of the attitude and performance of the T90, go to nikefootball.com. I guarantee you'll have a good time.

NIKE+ continues to grow in the region. Worldwide NIKE+ members have logged over 29 million miles making it the world's largest running club. In apparel, our team kits have sold well throughout the fall. All of this generated double-digit futures in footwear and apparel and we're very excited about what's going on in the EMEA region today.

So on to the Americas. Revenue and PTI are up double digits. The T90 soccer boot continues to show its global relevance which was a big part of our Copa America execution, along with new team kits for every team in the region. We saw strong sell-through of our Zoom footwear launch in Canada and Mexico. And apparel is up high single digits in the region, thanks in large part to NIKE taking over distribution of apparel in Brazil. We see a lot of continued opportunity there.

On to Asia Pacific. Revenue for the region increased 20% on a constant dollar basis. We're seeing solid performances in our key categories; running, basketball, soccer, men's training and sportswear all drove strong double-digit growth for the quarter. Zoom footwear is on fire throughout the region, and NIKE Pro apparel is selling through well in more than 1200 doors.

Well, of course, all eyes are on China, as we continue to widen our lead as the number one brand in footwear, apparel and equipment. We opened a flagship store in Beijing last month. I was there along with Liu Xiang and Ronaldinho, and I can tell you that the consumer response was off the charts, and we expect the same in Hong Kong where we're preparing for the grand opening of that flagship store in November.

In Japan, we just saw the World Track and Field Championships take place in Osaka, where great performances by people like Liu Xiang and Bernard Lagat give the crowds a peek at the excitement that's coming within the year in Beijing at the Olympic Games. That momentum is mirrored by the improving trends we see in Japan, revenue is not positive just yet, but the quality of the business is dramatically better, reduced discounting, a cleaner marketplace, lower inventory levels, and increased futures and sell-through numbers give us great optimism. Again, the marketplace management and deep connections to consumers are yielding positive results in Japan just like it is in Europe.

And then finally, back here to the U.S. I'm going to leave the numbers to Don, because I want to talk about some of the change that's occurring in the U.S. marketplace, and what we're doing to lead that change.

First things first - the positive power of sports is stronger than ever. The consumer continues to tell us that sports are one of the most dynamic, emotional and influential parts of their lives. The high school athlete is more dedicated, more aware and more intense around how they participate in their sports of choice than ever before. Sports participation is at an all-time high at every level of competition. We feel very good about the business we're in and the athletes that we get to work with every day.

The second thing I want to mention is the power of our category focus. We're able to connect, to communicate and explore with consumers at a much deeper level. The insights we're gaining are driving innovation around product, and that is key to creating a better brand experience. And it's also leading us to some compelling new experiences at retail.

Take running for example. A year ago, we weren't anywhere near where we needed to be in performance running product. So we focused on bringing a new generation of performance footwear and apparel to the running specialty shops. Today, those running specialty accounts are one of the fastest growing parts of our business in the United States. Great product connected to deeper consumer insights makes all the difference.

We can use that innovative product to create a great consumer experience, like the new running experience in NIKETown New York. If you get a chance, you have to get there quick. When a runner walks onto the second floor of that store, they have high expectations. They want premium service - and that can only come from a staff who are runners themselves. They want to be part of the running community, and NIKE is the front door to that community. They want customization. They want a hand in creating the performance and aesthetics that are right for them. And they want access to the full range of NIKE product. If they want to run in the Vomero2 running shoe and a pair of basketball shorts, we're going to make sure they can get both.

We have already converted two of our current women's locations into multi gender presentations and are testing some of our new ideas as we speak. We've seen a significant improvement in both productivity and profitability. This doesn't mean we have abandoned our women's initiative, we just wanted to be able move quickly to test some new things, somewhere else other than at a NIKETown.

The bottom line is this. These are not cosmetic changes happening in the U.S. They are structural changes. And it's not just about the malls. We have a much broader view than that. As Mark said, now is the time to be aggressive and opportunistic, and no one is better positioned to leverage that opportunity than us here at NIKE.

In short, we're off to a good start in '08. Our category focus is amplifying our connections with consumers and communities. Our inventory levels and brand strength position puts us in a great position to grab market share in the short term, and to leverage the power of our category focus and lead growth in the industry for the long term. And we have great agility in the way we balance our portfolio of businesses to sustain global growth.

Now, I'm going to turn it over to Don.

Donald Blair, Vice President and Chief Financial Officer

Thanks, Charlie. Well we are indeed off to a great start for fiscal 2008. We delivered double-digit revenue growth as each of the businesses in our global portfolio reported higher sales for the quarter. Earnings per share grew 51%, driven by the strong operating performance and a one time tax benefit. And free cash flow from operations grew 47% as our cash conversion cycle improved by 9 days. Now on to the details.

As Mark said, worldwide revenues for the quarter grew 11%, with three points of growth from the weaker dollar. All three of our product business units and all four of our geographic regions delivered revenue growth for the quarter, while revenues for the businesses reported as "Other" grew 12%. Futures orders scheduled for delivery from September 2007 through January 2008 grew over 11% versus last year, driven by high teens growth in each of our international regions. Excluding currency changes, futures were up 10%.

Diluted earnings per share for the quarter grew 51% to $1.12, due in part to a one-time tax benefit worth about $0.20 a share. Excluding the impact of the one-time benefit, EPS would still have grown 24% for the quarter. First quarter gross margins expanded 70 basis points versus the prior year, driven by lower air freight costs, faster revenue growth in high margin businesses and currency changes, which accounted for about 30 basis points of the improvement. SG&A expenses for the quarter grew in line with revenue.

For the first quarter, we also posted strong cash flows and continued improvements in capital productivity. For the quarter, free cash flow from operations was $227 million and our trailing twelve month return on invested capital reached 24%, up 2.7 points versus the comparable prior year period. With that recap of our consolidated performance, let me now give you some color commentary on the results we reported earlier today.

In our European Region, which includes the Middle East and Africa, first quarter revenues increased 16%, with 7 points of growth from currency changes. Currency neutral Footwear and Apparel revenues each increased 9% and Equipment grew by 6%. We are very encouraged by the positive momentum that we're seeing in the region.

Standouts were the U.K., which grew 10% for the quarter, and the emerging market countries in the region, which grew over 17%. Futures orders for the EMEA region grew 14% in constant dollars, reflecting growth in nearly every country in the region. First quarter pre-tax income for the European region grew 21%, driven by robust revenue growth, improved profit margins and stronger European currencies.

In the Asia Pacific region, first quarter revenues increased 22%, including a 2 percentage point benefit from currency changes. Currency neutral revenues for Footwear increased 23%, Apparel grew 17%, and Equipment advanced 13%.

On a currency neutral basis, most countries in the region reported double-digit sales growth for the quarter. Revenues in China increased 50%, while revenues in Korea grew 25%.

In Japan, first quarter revenues were 5% below the prior year, due largely to changes in seasonal timing. Our business in Japan is rebounding, as orders received for fall, holiday and spring are up versus the prior year, and we're experiencing stronger sell-through and lower cancellations.

pre-tax income for Asia Pacific grew 52% in the first quarter, a function of rapid revenue growth, expanding gross margins and SG&A leverage.

The Americas region increased revenue 15% for the first quarter with double-digit growth in all three business units. Excluding the effects of currency changes, revenues increased 11%, driven by strong growth in Argentina and Mexico. First quarter pre-tax income for the Americas region grew 16% to $58 million, powered by revenue growth and expense leverage.

While our businesses outside the U.S. accelerated significantly in the first quarter, results in the U.S. region were mixed. Revenues in the region grew 2% for the quarter, driven by changes in shipment timing and weaker sales to athletic specialty accounts. Revenues from NIKE-owned retail stores in the U.S. grew 13% for the quarter. Comp store sales at NIKE first quality stores open at least a year increased 4%.

At the beginning of every conference call, we caution you that futures growth may not accurately predict future revenue growth due to a variety of factors. In recent quarters, these factors have driven a relatively high level of volatility in the U.S. region. When viewed over longer time periods such as three to four quarters, revenues in the U.S. have grown at a mid-single-digit rate, more in line with our expectations for this market.

For U.S. Footwear, first quarter revenues grew 4% versus the prior year. Unit volume increased at a high single-digit rate, driven by growth in sports culture, Jordan and action sports products. Average price per pair declined at a mid-single-digit rate, due largely to a shift in mix away from higher priced basketball models.

U.S. Apparel revenues were down slightly for the quarter as growth in performance apparel, including NIKE Pro, was offset by softness in Jordan apparel and core sports culture products such as T's and fleece. Pre-tax income for the U.S. region decreased 2% in the first quarter, primarily as a result of higher discounts and lower margins on close-outs.

First quarter revenues from our Other businesses grew 12%, driven by strong growth at Converse, NIKE Bauer Hockey and NIKE Golf. For the quarter, pre-tax income for the Other businesses was up 9%. Excluding the impact of the Converse arbitration settlement in the first quarter of last year, pre-tax income for the Other businesses would have grown 30%, driven by expanding gross margins, partially offset by SG&A investments at Converse, Cole Haan and Hurley.

First quarter SG&A spending for NIKE, Inc. grew 11%, in line with revenue growth. Changes in currency exchange rates accounted for two points of the year-over-year SG&A growth. For the quarter, Demand Creation grew 10%, driven by currency changes as well as investments in sports marketing, digital initiatives and retail presentation.

Operating overhead grew 12% for the quarter, including currency changes. The timing of contributions to the NIKE Foundation drove 2 points of the increase for the quarter, while investments in NIKE-owned retail accounted for another 3 points of growth.

Other Expense for the quarter was $7 million, primarily due to losses on currency hedges. The combination of improved currency hedge results and favorable translation of foreign currency denominated profits from our international businesses increased year-over-year pre-tax income by $33 million for the quarter.

As I indicated earlier, our first quarter results were helped by a significant reduction in our effective tax rate. On our last conference call, I told you that we were continuing to work towards improving the tax efficiency of our global operations and expected a lower effective tax rate for fiscal 2008. Based on our progress so far, we estimate our ongoing effective tax rate at around 30.6%.

In the first quarter, we also recorded a one-time benefit that further reduced our effective tax rate to 15%. Over the last few years, several of our international entities generated losses for which we did not recognize offsetting tax benefits because the realization of those benefits was uncertain. We have now taken the steps necessary to realize these tax benefits and have incorporated them into our effective tax rate for the quarter.

In addition to delivering strong profitability for the quarter, we continued to drive balance sheet productivity. In the first quarter of fiscal 2008, we improved our cash conversion cycle by 9 days, driven by improved productivity metrics for inventory, accounts receivable and accounts payable.

Worldwide inventories as of August 31, 2007 were only 1% above prior year levels; on a currency neutral basis, inventories actually fell 1%. Accounts receivable were 8% above last year, well below the rate of revenue growth for the quarter.

With the exception of the one-time tax benefit, our profitability goals for the full fiscal year remain unchanged. However, our path to that goal has changed slightly. For fiscal 2008, we expect high single- to low double-digit revenue growth, driven by our business momentum and a more favorable currency outlook. We're forecasting moderate growth in gross margins as the benefits of clean inventories and continued progress on our gross margin initiatives offset the impact of macroeconomic cost pressures such as higher oil prices, labor rates and Asian currencies.

For the year, we now expect SG&A to grow slightly faster than revenue as we accelerate retail development and continue to invest in Demand Creation and infrastructure to drive growth in our six key categories. While a weaker dollar should have a positive impact on our overall profitability, we expect that other expense will rise somewhat over the balance of the year, reflecting losses on currency hedge contracts.

As I indicated earlier, we currently estimate that our ongoing effective tax rate and the rate for the remaining quarters of the year will be about 30.6%, although we're continuing to pursue additional global tax efficiencies.

While we remain committed to delivering our full year profit growth goals, we currently project second quarter earnings per share essentially in line with the prior year. Consistent with our full year outlook, we expect high single-to low double-digit revenue growth and moderate gross margin expansion for the quarter. However, the investments in demand creation and operating overhead should drive SG&A growth well above the rate of revenue growth and we'll be comparing against a very low effective tax rate in the prior year.

In summary, the first quarter was a great start to fiscal 2008 and we remain on track to achieve our profitability goals for the fiscal year.

Now we'd be happy to take your questions.

QUESTION AND ANSWER SECTION
Operator: [Operator Instructions]. Our first question comes from the line of Kate McShane with Citigroup. Please proceed with your question.

<Q - Kate McShane>: Hi, thank you very much.

<A - Donald Blair>: Hi, Kate.

<Q - Kate McShane>: Hi.  Can you go into a little bit more detail about the growth that you did see in the U.S. footwear market, and how much is really being driven by market share gains?

<A - Charlie Denson>: Yes, Kate this is Charlie.  Well, I think - I will go at it more from a category standpoint than anything else. I think our running business in the performance area, our high-end performance running is like I said in the prepared comments is one of our, one area that we are really excited about. The overall running business has grown to some degree, if not an accelerated rate. We continue to see some challenges in basketball. And I don't think that's a secret. That's out there in the marketplace, and everything that we have talked about over the last couple of sessions. Our women's business continues to perform pretty well, and we feel pretty good about where we are at with both women's fitness and some of the women's training specific products and especially what's coming here over the next six to twelve months. And we have had a pretty good fall in the cleated business. We've had a great run in American football, or football I guess, talking about the U.S. business as well as the soccer product performing here in the U.S. as well. So that's a quick run-through of the different categorical perspectives on footwear.

<Q - Kate McShane>: Okay, thank you. And an unrelated question.  Is there any more detail that you can provide us with the new licensing agreement with Dick's Sporting Goods for the ACG brand? What type of products will you be selling there initially and how much do you think this could expand? And if it is a purely exclusive relationship with Dick's Sporting Goods, is there any ACG product remaining in other stores and how that inventory would be liquidated?

<A - Charlie Denson>: Yeah, no there isn't. We haven't actually branded any ACG apparel here in the United States for a while. So we still do retain the rights obviously to the sub-brand. It's a test. It's not something that, you know, we are looking at an on a broader scale at this point in time. But it's certainly something that we are exploring, and it will be exclusive to the Dick's group for right now. It's apparel only as well. It doesn't reach out into footwear either.

<Q - Kate McShane>: Okay.  Thanks very much.

Operator: Our next question comes from the line of Bob Drbul with Lehman Brothers. Please proceed with your question.

<Q - Robert Drbul>: Hi, good afternoon.

<A - Pamela Catlett>: Hi Bob.

<A - Mark Parker>: Hi Bob.

<Q - Robert Drbul>: I guess just a couple of questions on the U.S.
business, or one question, Pam. On the inventory - when you think about the inventory at retail, with the challenges that are in this, the athletic specialty area, did you have significant cancellations? Can you give us the U.S. inventory position, and do you believe - how long do you think it will take to get through the product at the retail level to get that very clean?

<A - Mark Parker>: Bob, I'm going to let Charlie talk to retail inventories. We have seen cancellation rates actually improve a little bit in the U.S. in the last couple of quarters. So, we are not seeing any uptick in cancellation rates.

<A - Charlie Denson>: Yes and I think as far as what we see out there at retail Bob, we still continue to feel very good about our retail inventory position. We monitor it very closely. I think if, and I'm sure you have spent a little bit of time at retail during back-to-school. We have performed at retail through most of the - I mean through all of our channels, very, very strongly and feel very, very good about the performance. Back to school came a little bit later here in the U.S. you know, and we saw some of that kind of pile up at the end of July and 1st of August. But things moved through towards the end of August and have continued to move through in September. So we feel pretty good about where we are at.

<Q - Robert Drbul>: And is there a U.S. number you could give us on the
U.S., your - within the NIKE, Inc., your U.S. inventory position?

<A - Charlie Denson>: It is up low single digits.

<Q - Robert Drbul>: Okay.  Okay, thank you very much.

Operator: Our next question comes from the line of Omar Saad with Credit Suisse, please proceed with your question.

<Q - Omar Saad>: Thank you, a couple of questions, actually, I wanted to follow up on the NIKE Bauer announcement. You know, if you could elaborate on the process you went through. It sounds like you did kind of a review of the different businesses. How you arrived at the conclusion, and does the NIKE Bauer, both names go if there is a divestiture or is it just the Bauer name that goes?

<A - Mark Parker>: Okay, let me take that.  As I said back in February
-this is Mark by the way, in case you didn't know. As I said back in February, we are aggressively evaluating the makeup and the performance potential of our Inc. portfolio. We have taken a hard look over the last nine to twelve months, particularly. And we're still in the middle of that process, in fact it's - I guess I could say it's a never-ending process. But through that we felt that there is other entities within the portfolio that need yet more focus and can deliver more longer term growth potential for the portfolio. And this is all about maximizing the overall portfolio over the longer term.

That said, the timing, I think, is particularly good for Bauer.
They've had a tremendous past year, and first quarter of this year.
So, we think there's good timing on that. As far as the Bauer - the NIKE Bauer name, I think, well first of all in the next few seasons you will see NIKE Bauer Hockey on the ice. As we explore the sale, we will discuss any - with any prospective buyers the appropriate length of a transition period to remove the NIKE name from future Bauer products. So, we don't see that as being a long-term prospect. So this will be - over the longer term, it will be a Bauer - the Bauer brand, not the NIKE Bauer brand.

<Q - Omar Saad>: Gotcha, gotcha.  And then shifting gears just quickly a bit. You know Charlie had talked about - a little bit about the structural changes and the premium consumer experience has cropped up in the prepared remarks a couple of times, and it sounds like you made some changes to some of the women's stores and are testing some new concepts. Can you give us an update where you stand on that, and, you know - I know it's something you kind of elaborated on, and laid out at the analyst meeting earlier in the year. But I would love to get a kind of a little bit more detailed update in terms of what we can expect and what we can look for in terms of announcements and timing.
I know you've done a joint - you're launching a joint concept with Foot Locker. I would just love to get more details around that as you look to kind of elevate the consumer experience with the brand.

<A - Charlie Denson>: Yeah, this is Charlie.  I mean, I will go through a couple of different perspectives on it. I think one is, is exploring just new levels of the consumer experience itself. Whether it's through a service level -- I think there is a huge opportunity around this idea of community, whether it's digital or virtual, as well as tangible. Even in store. I think there is an opportunity to increase the accessibility to the expanse of the NIKE product line. Some of those are the things that we're working on right now and we are starting to test. If you have a chance to see a couple of the transition stores, one's in Woodfield Mall in Chicago, the other one The Grove in Los Angeles and so you get a taste of some of the things that we are playing around with.

Like I said in the prepared remarks, I would highly be motivated to get into the NIKETown New York running floor and get a feel for a little bit different experience from a consumer standpoint as far as that goes. We are getting ready to launch a new NIKEiD Studio and consumer experience in London, which is coming in November, as well as, you know, some of the other announcements that we have talked about. House of Hoops specifically with Foot Locker, but we are also in conversations and actually format and concept developments with some of the other partners, not only here but around the world. So, you're seeing some -- we have five new Jordan stores open in China, as another example of something going on outside the United States. We have got some golf only executions up and running. And we are working with some of the major sporting goods guys around the world as well. So, there is a lot of stuff going on here, some of it we are testing. Some of it we are exploring. And then some of it is actually tangibly being executed at retail.

<Q - Omar Saad>: And then just to clarify.  In terms of the - you had announced, I think, 100-store, you had mentioned a 100-store rollout; I think 50 in the U.S. and 50 internationally. Can you update us in terms of where you stand on those, the NIKE owned concept or NIKE operated concepts?

<A - Mark Parker>: Well, two things I guess - two things that I can update you on without giving away any secrets that we are working on. One is we continue to work on format, and experience. Which is coming along nicely based on what we just talked about, the other one is real estate. And looking at - we have engaged with most of the major real estate players here in the United States as well as beginning that engagement externally. And so, a lot of the specific locations are still to be determined based on real estate strategies and opportunities.

<A - Pamela Catlett>: So, Omar it's into 2008 before you see those executions.

<A - Mark Parker>: Right, calendar '08.

<A - Pamela Catlett>: Yes.

<Q - Omar Saad>: Thank you.

Operator: Our next question comes from the line of Robby Ohmes, with Banc of America Securities. Please proceed with your question.

<Q - Robert Ohmes>: Oh, thanks, hi, everybody.  Two quick questions.
The first, the U.K. acceleration that you guys saw, if you could tell us a little more about that. I think some of your competitors and customers over there haven't been seeing great business. And the second question is, can you update us on the outlet stores? I think you gave us the sort of first quality store comps. Can you tell us how your outlet stores have been comping, and how business trends are there? Thanks.

<A - Mark Parker>: Yes, Robby I will take the U.K. piece.  You know, we are excited. We have been working hard in the U.K. around cleaning up distribution, getting the right product into the right places. I think you're starting to see some of that pay off. I think there is - I think we are starting to grab some significant market share there as well. And I think that, you know, I'm not going to undersell or- I may over promote a little bit, but the success that we are having in soccer right now is a big piece of what's driving some of the success in the U.K.. And so the Total 90 business that we are seeing and some of the - some of the things that are going on in the world of football.

And of course again, it's not just in the U.K. It goes well beyond, I think Iberia, Spain and Portugal, where we - had a fantastic quarter. We're starting to see France firm up a little bit. And so, Western Europe is - I can sit here and talk about the upside of Western Europe here for quite some time if you want me to. But I'm pretty excited about it because we've put a lot of work into that and I think it just goes to show you, we have a good handle on what it takes to fix some of these markets and what we need to do. Sometimes it may take a little longer than others, but at the end of the day I think we have demonstrated our ability to get these things turned around and get them back on a growth schedule again.

<Q - Robert Ohmes>: And is this the beginning of the buildup to Euro
Cup or is it just a firming up of the core business?

<A - Mark Parker>: No, in fact Euro Cup hasn't really even kicked in yet.  We're - this is definitely a firming up of the core business.

<Q - Robert Ohmes>: Great.  And on the outlet stores?

<A - Donald Blair>: 4% comps up in the U.S.

<Q - Robert Ohmes>: That's great too.  Hey, thanks a lot guys.

<A - Donald Blair>: Okay.

Operator: Our next question comes from the line of John Shanley with Susquehanna International Group. Please proceed with your question.

<Q - John Shanley>: Thank you, and good afternoon folks.

<A - Mark Parker>: Hi John.

<A - Donald Blair>: Hi John.

<Q - John Shanley>: Don, can you give us a little bit more color on the really nice 600 basis points improvement in the Asian operating profit margin - was that primarily driven by that 50% increase in sales in China or were there also a contribution from Japan despite the 5% sales decline in that market?

<A - Donald Blair>: Well, as far as the overall region is concerned,
John, it was actually -- the revenue growth came from China because Japan was down slightly. Also Korea had a terrific month as well and then the margins are up across the region. So Japan was down slightly on revenue, the profitability of that business is improving, but the big drivers are still China and Korea. So we think Japan is going to come on stream a little bit later on in the year. But right now it is China and Korea that are the main drivers.

<Q - John Shanley>: Were operating profits in Japan up or down in the quarter?

<A - Donald Blair>: I'm not going to get into that level of detail
John.

<Q - John Shanley>: Okay.  Charlie, you referenced some of the difficulties that the mall based athletic specialty guys are having in the U.S., can you give us some insight in terms of where you see the NIKE growth currently occurring and particularly in the footwear sector? Obviously your revenues were up 4% and your forward orders are up 3% in total. I don't know what the break is between footwear and apparel. But are you really getting nice market share growth in other channels whether it is the general merchandise, the family footwear, or the big box sporting goods, maybe you can give us some color in terms of where the growth of the brand is occurring in the U.S. marketplace?

<A - Charlie Denson>: Yes, I kind of anticipated this question actually, John. This is so - actually, I went - I went through all of our major account numbers and everything. I would say that we, we were up in every major account across all channels with the exception of the mall guys for the quarter. So we are performing throughout the marketplace with the rest of the, the balance of the account portfolio. And then we have an organization that we call a geography based group that really deals with a lot of the independents, the urban independents, sporting goods, some of the - and their business outperformed for the quarter as well.

So we still see a pretty strong marketplace out there. It's - overall it is not - certainly, we have all talked about some of the challenges that we face in the malls, and quite frankly, I feel great about the conversations in and the work that's being done with respect to changing what's going on there. I don't think anybody thinks that we are going to continue to operate the way we have and it's going to get better. And, so I think, I again, I'm still pretty optimistic here. I think that the U.S. marketplace can continue to perform - and across the board we are still having pretty good success.

<Q - John Shanley>: Are there any markets other than the mall-based guys that you are really seeing stellar performance in terms of market share or just revenue gains, Charlie?

<A - Charlie Denson>: Well I think - again, people talk about tough economic times or choppy waters, I mean, hey, it is music to my ears. It is, NIKE has always been kind of a little bit of a safe harbor during tough times because, I think, people go back to what they feel confident and comfortable placing bets on. I think we are a less risky brand to bet on when times get a little bit tough. So, we are not seeing - we are not - we maybe don't reflect some of the macro sound bites that are going on right now.

<Q - John Shanley>: Okay.  Fair enough.  Thanks a lot.  I appreciate
it.

<A - Pamela Catlett>: Thank you.

<A - Mark Parker>: Thanks John.

Operator: Our next question comes from the line of Jeff Edelman with UBS. Please proceed with your question.

<Q - Jeffrey Edelman>: Thank you.  Good afternoon.

<A - Mark Parker>: Hi Jeff.

<Q - Jeffrey Edelman>: Charlie, this quarter really showed how the
International drove the company sales. Could you gander a guess where you think non-U.S. business might be for the year and maybe a couple of years out as a percentage of the total?

<A - Charlie Denson>: I don't have my crystal ball shined up quite that bright, Jeff. I mean, I'm - as you can tell I'm pretty excited about the trajectory that we have been able to report, both this quarter and the last couple of quarters, I think you can sense our emerging enthusiasm around the opportunities that are starting to come into play around there. But I think the international business is going to continue to grow for the balance of the year.

<Q - Jeffrey Edelman>: Okay.  Thanks.  And secondly, this is the first quarter where your nonperformance apparel really dragged you down. Did something else occur that had not prevailed earlier? Was it a bigger decline in the nonperformance, less of a growth in the performance or is it related to the whole retail softness? Could you give us some color there, please?

<A - Charlie Denson>: Well, we certainly had a lot of focus on the performance side. Again, I think that's paying off. One of the things that we've talked about quite a bit around here is the opportunity to have access to what we call the other side of the closet; the sportswear side of the closet. And I think the influence that the athletic environment has now on the overall closet is a huge opportunity for us going forward and we've talked about that quite a bit over the last couple of years. One of the things that we are focused on is resetting the price-value relationship in that sportswear zone. And I think that if you go into the international markets you can see some of that. You can see where we play in a premium basics level product presentation, at a much higher level and a much higher percentage of total of that sportswear market than we do here in the U.S. And I think that you have seen a couple of executions so far, NIKE Sports Essentials. And I think you're going to see more of those types of programs coming down the road here around some of the basic, the basic fundamental items like fleece, some premium separates programs. And we are pretty excited about the success that we have had with NIKE Sports Essentials and I think it provides us with a little bit of an insight on what's coming down the road.

<Q - Jeffrey Edelman>: Okay.  Thank you.

Operator: Our next question comes from the line of Virginia Genereux with Merrill Lynch. Please proceed with your question.

<Q - Virginia Genereux>: Thank you.  I think this is where - this is where we cut off Pam.

<A - Pamela Catlett>: All right, see you.

<A - Mark Parker>: You get two questions, Virginia.

<Q - Virginia Genereux>: Just two.  Thanks all.

<A - Pamela Catlett>: The curse continues.

<Q - Virginia Genereux>: Yes.  No, I mean, great job as always.  Okay.
My two are, you know, Don you had some - and Charlie and Mark, you had some very nice acceleration in China. That had sort of been running up I think 30%, you were up 50. Can you comment on what's driving that? And, and secondly Don, am I right to assume that you get some nice margin benefit from higher ASPs there and also maybe lower shipping costs? I mean is China your highest margin market? That would be my assumption. That's one.

<A - Donald Blair>: Okay. I will take the second half of the question,
Charlie can deal with the first piece. As far as the profitability of the Chinese market, it's really broadly consistent with profitability in other markets. You know, the price points are pretty consistent. The margin structures are pretty consistent. So it's not necessarily a margin play, but certainly from the volume growth and the revenue that we are getting, we are getting great leverage on the P&L. So that's really a big plus. As far as the drivers of growth, I mean, Charlie can speak to this a bit as well. But it is really door expansion and same-store sales growth both driving that market.

<A - Charlie Denson>: Yeah, I would just add one other thing.  I think, we are starting to put a little bit of space between us and the competition specifically in footwear. We saw this last quarter, we have seen some very positive numbers in market share reports that - those are always, we don't put a lot of stock in those things. They are a good indicator for us in China because the numbers aren't as specific. But I think, the fact that we are putting some space between us both not only in performance, but also on the sportswear side of the closet, so to speak, and so we feel very good. And then on top of that, to Don's point, there has been great store growth there. But we have also seen great comp store growth, as high as mid-teens, across that particular marketplace. So, things are starting to build towards Beijing and we are pretty excited about this. The Beijing store opening was -- it was ridiculous. I mean, I happened to be there and it was, I've been to a lot of store openings in my days. This one was a bit unique.

<Q - Virginia Genereux>: That's great.  And then secondly, if I may, can you update us on where you guys are, maybe managerially in terms of the NIKE owned retail efforts? Or how that's fitting in with the category initiatives. You guys have done retail for a long time but as somebody said to me you guys don't tend to do things cheaply. If you can sort of talk about the pure retail expertise and how you think about the cost side of things.

<A - Mark Parker>: I will jump in on the retail management piece.
Clearly this is a big initiative for NIKE. Not just over this next year but, you know, out through the foreseeable future. The investment in retail and building that as a real competency for the company. We have a lot of experience here. You know, I would be lying if I said we are at the level of expertise that we think we need to be going forward. So we are building a very strong team. We have got Elliot Hill in place and building a very strong team around him, region by region, across both the physical retail piece and then we have added Chris Shimojima here in the last nine months. Actually almost 12 months ago, and really building a very strong NIKE direct or online business as well. We see tremendous potential there as well.

<A - Donald Blair>: And I think Virginia, we would also strongly differentiate where we have been in the past with in line retail like a NIKEtown which is really very much a brand statement and not really intended to be 100 stores plus. What we are aiming at, at this point, is something that really elevates the brand presentation in the market but is also an economic proposition that works for us and also helps model how the market can go in the future. So very, very different mindset around retail and, as Mark said, we are building the team around and the infrastructure around the retail team to execute that.

<A - Mark Parker>: This isn't just a, you know, pursuing the gold standard across the board without any sensitivity to the financial performance of retail. We really want to create that optimal balance between being fiscally responsible and profitable as we try to move the brand and consumer experience to another level.

<Q - Virginia Genereux>: Great, well you certainly continue to demonstrate you have got the levers.  So thanks a lot.

<A - Mark Parker>: Thank you.

Operator: Our next question comes from the line of Jim Duffy with Thomas Weisel Partners. Please proceed with your question.

<Q - Jim Duffy>: Hello, everyone.  Mark, you'd mentioned embarking on a strategic review of Exeter. Can you give us an update of where you are with Exeter considering some of the things you will be examining in the review?

<A - Mark Parker>: Well as I said, we are evaluating our approach as a company to serving that valued consumer. And that's first and foremost in that review. And obviously Exeter Brands Group is one of the key players there. We have other levers we can pull, levers that exist in the portfolio, as well as the potential for other movement within the portfolio in terms of acquisition. So we are looking at every angle we can in terms of optimizing that part of our business. We are not far enough through the review process to really comment any more at this point. But rest assured we are looking diligently at how to make sure that we are optimizing that piece of our business.

<Q - Jim Duffy>: Okay.  And when you say there are other levers within the portfolio that could be pulled, would that mean possibly taking the NIKE brand down into those channels?

<A - Mark Parker>: Absolutely not.

<Q - Jim Duffy>: Okay. Very helpful, thanks.

<A - Pamela Catlett>: We have time for one more question.

Operator: Our last question comes from the line of Margaret Mager with Goldman Sachs. Please proceed with your question.

<Q - Margaret Mager>: Hey, congrats on six years of consistent growth.

<A - Pamela Catlett>: Thanks Margaret.

<A - Mark Parker>: Thanks Margaret.

<Q - Margaret Mager>: Good job.  I wanted to ask about your e-commerce since you spoke about it with so much enthusiasm. Is it a notable contributor at this point to any one of the regions? And how does it kind of look across the regions? Is it only -- is the commercial impacts greatest in the U.S. or how does it work from a commercial perspective, if you could talk about that and any metrics around percent contribution would be helpful. And then on your strategic assessment or your decision that NIKE Bauer Hockey would be a sale candidate, what were the parameters around which you made that judgment? Is it growth, profit margin currently or the long run potential of the margin, or is it like the capital investment required? Is there something about the needs of the business? Just curious what are the things -- the criteria that would make that the sale candidate and, if you wouldn't mind, just giving us some sense of how Cole Haan is doing within the other brands business. Thanks.

<A - Mark Parker>: Okay.  That's a big one.  Let me start back where you started, and that's with Bauer.  Actually, no, with -

<Q - Margaret Mager>: E-com.

<A - Mark Parker>: E-commerce. Thank you.  I'm going to have to really dial it back. E-commerce today is a small percentage of our business. Relative to what we think it could or should be. And as I said we sort of woke up a year ago and said we want to move this from to speak candidly, a bit of a hobby to a real commitment, to pursuing the full potential of this growing -- one of the fastest growing channels on the planet.

The focus for us is in the U.S. market, first and foremost, but we see great potential around the world, certainly in Europe and then in the Asia-Pacific region as well. We are trying to take this through phases and starting with the USA as being the primary focus. We built a very strong -- and building, I should say, a very strong team to really go after the opportunity and build this into a competency for NIKE. It is a commerce opportunity obviously. Great potential to expand that channel as a piece of our, as a percentage of our revenue. Today I think, we are -- I think we are hovering around 1 to 2%. But we think that has potential to grow very significantly, leave it at that. And it's also a way for us to connect, I think, more tightly, more discretely, surgically if you will, with our consumer base.

And then of course the other area I point out that's quite compelling for us in this channel is the NIKEiD or the customization piece of our e-commerce business, which is significant. It is a very significant piece of our total business, and we think that will be a growth driver in that channel as well.

<Q - Margaret Mager>: Yes.

<A - Donald Blair>: Yes, as far as Bauer is concerned, Margaret.  I think, as Mark said, the key here is really just focusing on the biggest opportunities. The Bauer business today is about 160 million last year so it is really not that material to the portfolio, and the team has done an absolutely marvelous job of building that business. Ultimately though as we looked at the size of our overall portfolio and we looked at the profit potential in the hockey business, you know, it's basically an equipment business and a relatively smaller category of business and, therefore the long-term growth potential just wasn't going to move the needle. And we felt we could better deploy the resources elsewhere. So it was really a question of strategic priority.

<Q - Margaret Mager>: Okay.  Well, good luck with everything.  And it's been a privilege covering you for the past 12 years.

<A - Pamela Catlett>: Is this is your last call, Margaret?

<Q - Margaret Mager>: Yes, this is the last one.  So I think, let's see, 12 times four quarters, so that's 48, I believe 48 consecutive quarters of covering NIKE and it's been a privilege. So thank you.

<A - Pamela Catlett>: Thank you, Margaret.

<A - Mark Parker>: Thank you, Margaret.

<Q - Margaret Mager>: Okay, take care.

<A - Charlie Denson>: It was great working with you, Margaret.

<Q - Margaret Mager>: Ditto.  Take care, thanks.

<A - Charlie Denson>: Bye.

Pamela Catlett, Vice President, Investor Relations
Thanks everyone for joining us and we will be speaking with you again soon.

Operator: Ladies and gentlemen, this does conclude today's teleconference. Thank you for your participation. You may disconnect your lines at this time.